7477 east dry creek parkway niwot, colorado 80503

Exhibit 10.2
January 29, 2020

PERSONAL & CONFIDENTIAL
DELIVERED VIA EMAIL

Dear Elaine,

We are pleased to offer you full-time employment with Crocs, Inc. (the “Company”) effective March 2, 2020 (the “Start Date”), on the following terms:

1.    Title - Your initial position will be Executive Vice President, Chief Operations and Transformation Officer reporting to Andrew Rees, Chief Executive Officer, at our Broomfield, Colorado, location. Your position, duties and reporting relationships are subject to change in accordance with operational needs.

2.    Compensation – Your base salary will be an annualized rate of $600,000.00, equating to a bi-weekly salary of $23,076.92, less applicable withholdings and deductions; provided, the Company shall review your compensation (including base salary) at least annually for potential increases.

3.    Short-term Incentive Plan – You are eligible to participate in the Company’s Short-Term Incentive Plan (STIP) for the 2020 and beyond STIP Plan years. In this plan, your target discretionary cash bonus is 75% of your base salary which is derived from achievement of financial goals including Company profitability and individual performance. Please note, your target 2020 STIP amount is subject to your actual eligible earnings for the year. The STIP is subject to amendment or change at any time with or without notice.

4.    Long-term Incentive Plan - You are also eligible to participate in the Company’s Long-Term Incentive Plan (LTIP). In this plan, your target long-term incentive is 85% of your base salary and will be discretionary based on Company and individual performance. The LTIP is subject to amendment or change at any time with or without notice.

5.    Sign-On Equity Award - Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be granted $300,000.00 in Restricted Stock Units (“RSUs”) of the Company’s stock under the 2015 Crocs, Inc. Equity Incentive Plan. The RSU award vests ratably, (33.3%) on the first anniversary of the Start Date, (33.3%) on the second anniversary of the Start Date, and (33.3%) on the third anniversary of the Start Date; provided that you must be employed by the Company continuously to each such vesting date in order to vest in the portion of RSU award on such date. The RSU award is subject to you executing the applicable award agreement.

6.    Relocation - You are eligible for certain relocation benefits upon the Start Date, including but not limited to packing, shipment, and unpacking of household goods, temporary housing up to six months, storage and house-hunting assistance. As a condition of receiving these relocation benefits, you agree that you will remain employed for a minimum of twelve (12) months with the Company. Should you voluntarily end your employment or are terminated for

Cause (as defined in Section 8) prior to that time, you agree to reimburse the Company in accordance with the attached Repayment Agreement.

7.    Benefits - You will be eligible for health insurance benefits according to the Company’s U.S. benefits plan on the first day of the month following the Start Date. You will also be eligible for paid time-off, as well as other benefits, in accordance with the Company’s policies for similarly situated employees. Details of the Company’s health insurance and other benefits are available to you, along with the summary plan descriptions, at the Company’s intranet portal (Crocs Connect) or you may contact the Crocs Benefits Center at 1-844-285-4723. Your benefits will be in accordance the terms of the applicable plans or policies for similarly situated employees, which may change from time to time.

Upon presentation of an invoice, the Company will pay directly or reimburse you for up to a maximum of $15,000.00 of legal fees incurred in connection with your transition to the Company.

8.    Severance - Should your employment terminate without Cause (as defined below), or you resign for Good Reason (as defined below), you will receive an amount equal to 12 months’ pay at your then current base salary, in a lump sum, less applicable taxes and withholdings. In addition, you will be eligible for executive outplacement at the Executive Vice President Level, both of which are conditioned upon signing a Separation Agreement and General Release in substantially the form attached as Exhibit 1, which shall be provided to you on or prior to your last day of employment. You are not eligible to receive severance if you voluntarily resign your employment or are terminated for Cause.

For purposes of this offer letter, “Cause” means the occurrence of any of the following: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that is reasonably likely to cause material harm to the business, financial condition, or operating results of the Company; (2) theft, embezzlement or fraud; (3) any material failure to comply with known Company policy, including, without limitation, those regarding conflicts of interest, bribery and corruption, or disclosure of confidential information; (4) substance abuse or use of illegal drugs that materially impairs the performance of your job duties or that is likely to cause material harm to the business, financial condition, or operating results of Crocs; or (5) the continued failure to substantially perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness); provided, Cause shall not exist unless the Company provides you with a reasonably detailed written explanation.

For purposes of this offer letter, “Good Reason” means the occurrence of any of the following without your consent: (1) material diminution in your responsibilities, authorities or duties; (2) reduction in your base salary (unless such reduction is part of an across the broad uniformly applied reduction affecting all senior executives and does not exceed the average percentage reduction for all such senior executives and such reduction does not exceed 10% in any one year); (3) a reduction in your incentive or equity compensation opportunity such that it is materially less favorable to you than those provided generally to all other senior executives; (4) any change in your reporting relationship such that you would not report directly to the CEO; (5) any requirement that you relocate your primary residence more than 50 miles, provided your primary residence is in the continental US; or (6) a material breach of this letter agreement or any equity agreement between you and the Company by the Company. Provided, however, that

“Good Reason” will not exist unless you have first provided written notice to the Company of the occurrence of one or more of the conditions under the clauses (1) through (6) above within 180 days of the condition’s occurrence, and such conditions(s) is (are) not fully remedied within 30 days after the Company’s receipt of written notice from you.

9.    Change in Control Plan - So long as the Company maintains a Change in Control Plan (the “CIC Plan”), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 200%, subject to the terms and conditions of the CIC Plan.

10.    At-Will Employment - Your employment with the Company is at-will, is not guaranteed through any particular date, and both you and the Company retain the right to terminate the employment relationship at any time, with or without Cause and with or without notice, subject to the provisions of Section 8 above.

11.    Confidential Information

a.     You will become privy to information that is proprietary, confidential and/or intended for Company use only.  “Confidential Information” means all trade secrets belonging to the Company, and all nonpublic or proprietary information relating to the Company's business or that of any Company customer. Examples of Confidential Information include, but are not limited to, information regarding products sold, distributed or being developed by the Company and any other nonpublic information regarding the Company’s current and developing products and technology; information regarding customers, prospective customers, clients, business contacts; prospective and executed contracts; marketing and/or sales plans, or any other initiatives, strategies, plans and proposals used by the Company in the course of its business and any non-public or proprietary information regarding the Company’s present or future business plans, financial information; or software, databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications. You shall at all times during and after your employment, maintain confidentiality of the Confidential Information. You shall not, without the Company’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of your work on the Company’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than the Company unless such person or entity is authorized by the Company to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by the Company or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to you is and shall remain the Company’s property or the property of a Company customer to which they belong.

b.     You agree that, upon request of the Company or upon termination (whether voluntary or involuntary), you shall immediately turn over to the Company all Confidential Information, including all copies, and other property belonging to the Company or any of its customers, including documents, disks, or other computer media in your possession or under your control. You shall also return any materials that contain or are derived from Confidential Information, or are connected with or relate to your services to Company or any of its customers. Notwithstanding the forgoing, you shall be entitled to retain copies of any document or other record related to the terms and conditions of your employment (including any termination thereof) and your performance as an employee.

12. Intellectual Property
a. You hereby assign to the Company all of your rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as defined herein). You further acknowledge and agree that all copyrightable Work Product prepared by you within the scope of your employment with the Company is “works made for hire” and, consequently, that the Company owns all copyrights thereto. “Work Product” shall include but is not limited to, all literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth which: (i) are prepared or developed by you, individually or jointly with others, during your employment with the Company, whether or not during working hours; and (ii) relate to or arise in any way out of 1) current and/or anticipated business and/or activities of the Company, 2) the Company’s current and/or anticipated research or development, 3) any work performed by you for the Company, and/or 4) any information or assistance provided by the Company, including but not limited to Confidential Information.
b.     You shall promptly disclose to the Company all Work Product. All such Work Product is and shall forthwith become the property of the Company, or its designee, whether or not patentable or copyrightable. The Company will execute promptly upon request any documents or instruments at any time deemed necessary or proper by the Company in order to formally convey and transfer to the Company or its designee title to such Work Product, or to confirm the Company or its designee’s title therein, and in order to enable the Company or its designee to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon. You agree to perform your obligations under this Section 12 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company.
13.    Non-Compete

a.     In order to protect the Company’s Confidential Information and trade secrets, which would cause irreparable harm to the Company if disclosed to a competitor, while employed by Company and for a period of 12 months following the termination of your employment (whether voluntary or involuntary) with the Company (the “Restriction Period”), you shall not, without the prior written consent of the Company, directly or indirectly engage in any employment, independent contracting, consulting engagement, business opportunity or individual activity in the United States of America or abroad with the following casual footwear companies: Skechers USA, Inc., Wolverine Worldwide, Inc., Deckers Outdoor Corporation, or any other entity or business that is primarily engaged in the design and distribution of casual footwear (collectively, the “Restricted Activities”). You further acknowledge and agree that in light of your knowledge of and access to the Company’s Confidential Information and trade secrets, and the international nature of Company’s business, that the restrictions set forth in this Section 13.a are reasonable.
b.    In the event you breach this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.

The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution.

c. The Company has the option, in its sole discretion, to elect to waive all of a portion of the Restriction Period or to limit the definition of Restricted Activities, by giving you seven (7) days prior notice of such election.

14.    Non-Solicitation - During your employment, and for 12 months following the termination of your employment (whether voluntary or involuntary) with the Company, you shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit, induce, hire, or aid or assist any other person or entity in soliciting for employment, offering employment to, or hiring any employee of the Company who was an employed at any time during the 12 months prior to the date or your termination of your employment; (ii) otherwise interfere with the relationship any employee has with the Company; or (iii) encourage or solicit any customer, vendor, supplier or contractor who has a business relationship with the Company on the date of your termination of employment to terminate or seek to modify its relationship with the Company, or otherwise interfere with the relationship any customer, vendor, supplier or contractor has with the Company. The restrictions set forth in Sections 13(i) and (ii) above shall not prohibit any form of general advertising or solicitation that is not directed to a specific person or entity.

15.    Representations and Warranties - By accepting this conditional offer and executing this letter below, you represent and warrant that you are not subject to any non-compete, restrictive covenants, or similar agreements that may restrict your ability to work at the Company. You also represent and warrant that any work you perform for the Company will not infringe any third party patent, copyright, trademark, trade secret or other proprietary rights of another party, and that when performing services as an employee of the Company, you will not use any third party confidential or proprietary information, or infringe the rights of another party.  You also agree that you will not disclose to Company, or bring onto the Company’s premises, or induce the Company to use, any prior employer’s or other party’s confidential or proprietary information.  If at any time, you believe that your work for Company may require you to use or disclose the confidential or proprietary information of a prior employer or other party, you agree to tell your supervisor immediately so that the Company may prevent any improper disclosure.

16.    Employee Cooperation. During and after your employment ends, you acknowledge and agree that you have a duty to cooperate by providing truthful information and any documents in connection with any legal proceeding in which the Company is involved and regarding which you have knowledge, information or expertise, or where the Company believes your attendance and participation could be beneficial to the Company. You will be reimbursed by the Company for any reasonable out-of-pocket expenses resulting from said assistance or participation.

17. Survival - Your obligations under Sections 11-16 of this letter shall survive the termination of your employment (whether voluntary or involuntary) with the Company. The Company is also entitled to communicate your obligations under Sections 11-16 of this letter to your future or potential employer.

18. Remedies - You acknowledge that if you breach any obligation under this letter, including a breach of one or more provisions regarding confidentiality, non-competition, non-solicitation, or disclosure of Work Product, the Company will suffer immediate and irreparable harm and damage and that a remedy at law would be inadequate. You therefore agree that upon such breach or threatened breach of any obligation under this letter, in addition to any and all legal remedies, the Company shall be entitled to seek any injunctive relief available in order to prevent or restrain any such breach. This Section 18 shall not be construed as an election of any remedy or as a waiver of any right available to the Company under this letter or the law, including the right to seek damages from you for a breach of any provision of this letter.

19.    Section 409A.
    a.    This letter and the payments and benefits provided hereunder are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and any official guidance promulgated thereunder (“Section 409A”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception, the “involuntary separation” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this letter shall be treated as a separate and distinct payment of compensation for purposes of Section 409A and the right to a series of installment payments under this letter shall be treated as a right to a series of separate and distinct payments. All payments to be made upon a termination of employment under this letter may only be made upon a “separation from service” under Section 409A. To the extent that the payment of any amount constitutes "nonqualified deferred compensation" for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day from such termination.
    b.    Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on your date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter during the six (6) month period following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be accumulated and paid to you on the first business day after the date that is six months following your separation from service (the “Delayed Payment Date”). You shall not be entitled to interest or any other earnings on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 days after the date of your death.

    c.    With respect to expenses eligible for reimbursement or in-kind benefits provided under the terms of this letter, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a deferral of compensation within the meaning of Section 409A.

    d.    Notwithstanding the foregoing or any other provision in this letter to the contrary, in no event shall the Company or any of its subsidiaries or affiliates (or any of their successors) be liable to you or your beneficiaries for any additional tax, interest or penalty that may be imposed on you pursuant to Section 409A or for any damages incurred by you as a result of this letter (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A.

20.    Entire Agreement - This letter contains the entire understanding between the parties relating to your employment and supersedes all prior statements, representations or agreements, whether written or oral, made to you during the interview process by any representative of the Company.

21. Governing Law and Venue - The validity, enforceability, construction and interpretation of this letter are governed by the laws of the State of Colorado. The parties also agree that in the event a dispute arises regarding this letter, the parties will submit to the jurisdiction of the federal and state courts of the State of Colorado. You expressly waive any objection as to jurisdiction or venue in the state and federal courts located in Denver, Colorado.

Your hire is contingent upon the following: (a) you establishing your eligibility to work in the United States in accordance with legal requirements; (b) you accurately completing an employment application and provide any other information needed to evaluate your educational background and qualifications; (c) you authorizing the Company to investigate your background, and make a determination after investigation that the information is satisfactory to the Company, in its sole discretion; and (d) you disclosing the existence of any agreements you may have entered into with any third party, including any former employer(s), that may restrict your ability to work at the Company so that the Company may determine, in its sole discretion, if any such restrictions preclude us from hiring you.

We are delighted to extend this conditional offer and look forward to welcoming you to Crocs! If you have any questions, please feel free to call me at 303-808-9222.

Sincerely,

Shannon Sisler

Shannon Sisler
SVP & Chief People Officer
Crocs, Inc.

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Please confirm your acceptance of this conditional employment offer by signing the letter where indicated below. Please return one copy to me at ssisler@crocs.com.

Signed and Accepted by: /s/ Elaine Boltz

Print Name: Elaine Boltz Date: 1/31/20
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